Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

February 8, 2007	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS JANUARY, 4TH QUARTER AND FY 2006 SALES

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today reported total sales for the five weeks ended February 3, 2007 of $100.1 million, an increase of 24.8 percent from the $80.2 million reported for the four weeks ended January 28, 2006. (The Company’s fiscal 2006 is a 53-week year, with an extra week added at the end of January.) The fifth week of the month added $19.7 million in sales. Comparable store sales for the four weeks ended January 27, 2007 declined 1.9 percent from the four weeks ended January 28, 2006.

For the 14 weeks ended February 3, 2007, sales increased 7.9 percent to $461.0 million from $427.4 million for the 13 weeks ended January 28, 2006. Comparable store sales for the 13 weeks ended January 27, 2007 increased 0.9 percent from the 13 weeks ended January 28, 2006.

For the 53 weeks ended February 3, 2007, sales totaled $1.50 billion, a 1.3 percent increase from the $1.49 billion in sales for the 52 weeks ended January 28, 2006. Comparable store sales for the 52 weeks ended January 27, 2007 declined 1.2 percent from the 52 weeks ended January 28, 2006.

During January, Boutique, ladies’ casual sportswear, and men’s dress clothing and furnishings had positive comparable store sales, and sales trends were also strong in the recently expanded categories of special sizes and intimate apparel. Geographically, stores in the West and mid-Atlantic regions performed best, with the Midwest and Texas severely impacted by winter storms.

“We continue to aggressively clear our fall and holiday merchandise through our Red Dot clearance program to ensure that clearance inventories are appropriate at the end of the season,” noted Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. “Meanwhile, our transition assortment has been gaining favor in those markets where weather has been supportive of spring selling.”

Guidance

Despite flattish comparable store sales for the fourth quarter, the Company’s gross margin performance during the period was better than previously expected. Management now believes that net income from fourth quarter operations will slightly exceed the previous guidance of $0.38—$0.40 per share. Full financial results for the fourth quarter and fiscal year 2006 will be reported before the U.S. financial markets open on Wednesday, March 21, 2007.

New General Merchandising Manager named

Julie Thomas Dinklage has been named General Merchandising Manager (GMM) for Stein Mart’s Home Division, which includes Gifts and Linens. Ms. Dinklage spent more than 13 years as a buyer and divisional merchandising manager for Stein Mart in the Home Division before moving away from the Jacksonville area several years ago. In the interim, she worked with Decorize, Inc., a Missouri-based firm dealing with direct importing. Ms. Dinklage will report to William A. Moll, executive vice president and chief merchandising officer.

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Stein Mart, Inc.

DSW Transition Complete

During January, Stein Mart successfully completed the conversion of the remaining 104 shoe departments to DSW Shoes from its previous lessee, 9West. All Stein Mart stores now offer the comprehensive DSW footwear assortment, and all stores are able to process shoe purchases at the front registers along with any other apparel or home merchandise.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	changing preferences in apparel

•	changes in consumer spending due to current events and/or general economic conditions

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-S

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com